SUPREME COURT OF THE STATE OF NEW YORK — NEW YORK COUNTY

P

PART ______

Index Number : 102698/2004

M.D. SASS INVESTORS

VS.

J.B. RUBIN & COMPANY, INC.

SEQUENCE NUMBER : 012

ENFORCE/EXEC JUDGEMT ORDER

INDEX NO. ______

MOTION DATE ______

MOTION SEQ. NO. ______

MOTION CAL. NO. ______

T... s motion to/for ______

	PAPERS NUMBERED
Notice of Motion/ Order to Show Cause — Affidavits — Exhibits ...	
Answering Affidavits — Exhibits ______	
Replying Affidavits ______	

Cross-Motion: ☐ Yes ☐ No

Upon the foregoing papers, it is ordered that this motion is disposed of pursuant to the order of 3/8/11 and the attached term sheet.

MOTION/CASE IS RESPECTFULLY REFERRED TO JUSTICE ∅
FOR THE FOLLOWING REASON(S):

RECEIVED
MAR 09 2011
MOTION SUPPORT OFFICE
NYS SUPREME COURT - CIVIL

Dated: 3/8/11

IRA GAMMERMAN
J.S.C.

Check one: ☒ FINAL DISPOSITION ☐ NON-FINAL DISPOSITION

Check if appropriate: ☐ DO NOT POST ☐ REFERENCE

☐ SUBMIT ORDER/ JUDG. ☐ SETTLE ORDER/ JUDG.

At IAS Part 27 of the Supreme Court of the State of New York, held at the Courthouse, 60 Centre Street, New York, New York on the 8 day of March 2011.

PRESENT:

Hon. Ira Gammerman

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

#20742

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M.D. SASS INVESTORS SERVICES, INC., MARTIN D. SASS and HUGH R. LAMLE,

Petitioners,

- against -

J.B.RUBIN & COMPANY, INC. and JAMES B. RUBIN,

Respondents.

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Index No. 102698/04

~~PROPOSED~~ **FINAL ORDER**

This matter having been reopened by Petitioners M.D. Sass Investors Services, Inc., Martin D. Sass, and Hugh R. Lamle, having obtained an Order to Show Cause issued by this Court on January 14, 2011, in connection with requests for relief under Article 52 of the CPLR based on a March 24, 2004 Judgment and a Stipulation and Final Order dated May 16, 2008, and

Whereas Respondents J.B.Rubin & Company, Inc. and James B. Rubin presented an Order to Show Cause on January 24, 2011, in connection with requests to lift certain Article 52 restraints and for sanctions and, at a hearing on the same day, this Court made and reserved on certain rulings on all parties' motions as reflected in the record, and

Whereas the Petitioners and Respondents jointly submitted an accompanying Term Sheet resolving these applications and the underlying claims and positions,

IT IS FURTHER ORDERED AND ADJUDGED that the Court approves the Term Sheet as a fair and good faith resolution of the pending motions and applications, resulting from good faith participation in these proceedings by the Petitioners and Respondents, and

IT IS HEREBY ORDERED AND ADJUDGED that the Term Sheet and each of the rights and obligations therein are incorporated into and subject to the rights and obligations set forth in the March 24, 2004 Judgment and a Stipulation and Final Order dated May 16, 2008, to the extent any such rights and obligations are not expressly modified by the Term Sheet; and

IT IS FURTHER ORDERED AND ADJUDGED that all motions and applications not previously ruled upon by the Court are, consistent with the Term Sheet, denied as moot, and

IT IS FURTHER ORDERED AND ADJUDGED that, consistent with the Term Sheet, the undersigned shall retain jurisdiction over all issues and potential claims between the Petitioners and Respondents related to the subjects set forth in the Term Sheet.

SO ORDERED this 8 day of MARCH 2011

____
J. H. O.

TERM SHEET

1. James B. Rubin and J.B. Rubin & Company, Inc. (collectively the "Rubin Parties") shall jointly pay the sum of $2,356,107 (the "Fund I Clawback Amount") in full satisfaction of the Rubin Parties' Proportionate Share (as defined in the Stipulation and Order, dated March 18, 2004 (the "March Stipulation")) of the Clawback Amount (as defined in the March Stipulation), due to the investors in M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence International, Ltd (collectively, "Fund I") as of December 2, 2010, in the following manner: (a) $2,171,053.37 by wire transfer of immediately available funds as directed in writing by Martin D. Sass, Hugh R. Lamle, and M.D. Sass Investors Services, Inc. (collectively the "Sass Parties"), to an account identified in writing by the Sass Parties, by March 8, 2011, and (b) $185,053.63 by transfer of all rights and interests to certain outstanding distributions due the Rubin Parties as set forth on Exhibit A hereto.

2. Within 30 days of the date hereof, the Sass Parties shall provide counsel for the Rubin Parties an opportunity to review any available supporting information that has not already been provided in response to the requests set forth in Exhibit B (the "Information"). Within 30 days of becoming available, the Sass Parties shall provide counsel for the Rubin Parties with the 2010 Audited Financial Statements for M.D. Sass Corporate Resurgence Partners, L.P. and M.D. Sass Corporate Resurgence International, Ltd., which will include the final wind-down audit for Fund I. No later than 7 days thereafter, the Rubin Parties shall have the right to request, in writing, additional information reasonably necessary to assess the accuracy of the Fund I Clawback Amount ("Additional Information"). The Sass Parties shall respond to such request no later than 7 days from the receipt of such request. The Sass Parties reserve the right to take the position that any particular request for Additional Information is not reasonably necessary for such an assessment. In the event that the Additional Information is unavailable, the Sass Parties will provide substitute information (the "Substitute Information") in lieu of the Additional Information requested. In no event shall any of these or other requests for information relieve the Rubin Parties from their obligation to satisfy the Fund I Clawback Amount by March 8, 2011. The Sass Parties have already provided to counsel for the Rubin Parties redacted documentation reflecting that the Sass Parties' Proportionate Share of the Fund I Clawback has been transmitted to investors other than those previously identified exceptions (the "Fund I Transfer Information," together with the Outstanding Information, the Additional Information, and the Substitute Information, the "Requested Information"). The Sass Parties represent that each of the redacted boxes represents an investor name and account number. The Sass Parties have already provided to counsel for the Rubin Parties (a) audited financials for M.D. Sass Corporate Resurgence Partners III, L.P. ("Fund III") from inception through 2009 and the most recent available unaudited financials, and (b) a schedule of incentive fees paid to Rubin for Fund III from inception to date. If, however, the Requested Information that becomes available and the Sass Parties provide after the date of this term sheet demonstrates that different amounts are owed to the Rubin Parties or to the Sass Parties or their respective affiliates because the Fund I Clawback was erroneously calculated and/or because the

distribution amounts set forth on Exhibit A were erroneously calculated, such amounts shall be immediately due and payable. Either of the parties shall make any claim for erroneous calculations within 10 days after the provision of the Requested Information after which such calculations shall be deemed correct.

3. Within two business days after (a) the execution and delivery by the Rubin Parties of all transfer documentation set forth in Paragraph 4 and (b) receipt of the full payment of the Fund I Clawback Amount (the "Withdrawal Date"), the Sass Parties shall withdraw all restraints issued pursuant to Article 52 of the CPLR in this matter, including those issued to Goldman Sachs. At such time, in resolution of the Rubin Parties' claims concerning the Article 52 restraints, the Sass Parties shall deliver all originals and all hard copies, and shall destroy all reasonably accessible electronic copies of any information and correspondence obtained pursuant to its invocation of Article 52 of the CPLR (the "Article 52 Information") and shall deliver copies of all withdrawals of Article 52 process to the Rubin Parties on the Withdrawal Date. At that time, counsel for the Sass Parties shall represent that withdrawals of Article 52 process have been delivered to all recipients of such process in this matter. The Sass Parties and their affiliates agree, and shall cause their counsel, not to use the Article 52 Information for any purpose whatsoever and agree to hold the Article 52 Information in strict confidence, unless and except to enforce this agreement or to the extent that the Sass Parties are legally required to make a disclosure, under which circumstances the Sass Parties will provide the Rubin Parties with prompt and, unless legally impossible, sufficient and no less than 10 days notice to seek a protective order. The Rubin Parties agree to withdraw their pending motion for sanctions.

4. The Rubin Parties hereby transfer all of their rights, title and interest in (i) the Trust D Side Pocket (as defined in the Stipulation and Order, dated May 18, 2008 (the "May Stipulation")), (ii) the Liquidating Trust of M.D. Sass Corporate Resurgence International Ltd, (iii) the Trust B Side Pocket (as defined in the May Stipulation), (iv) all shares (preferred and common) owned by the Rubin Parties of Sterling Chemicals, Inc. and (v) Resurgence Furniture Holdings, LLC ((i)-(v), collectively referred to as the "Assigned Assets"), in each case owned by the Rubin Parties or their affiliates, to MD Sass Investors Services, Inc., in exchange for the value of all the ultimate cash proceeds received from the Assigned Assets after the date of the assignment (the "Assignment Date"), including but not limited to any distributions or dividends received therefrom (the "Cash Proceeds"). Consistent with Paragraph 6, the Rubin Parties shall deliver documentation completing this transfer of the Assigned Assets immediately. The Sass Parties shall treat (including, without limitation, any sale or disposition of) the securities described in (iv) and (v) above in the same manner as such securities owned by funds and/or accounts managed by the Sass Parties. The Cash Proceeds will be used first to offset the Rubin Parties' Proportionate Share of any future Clawback Amount due to investors in M.D. Sass Corporate Resurgence Partners III, L.P. (the "Fund III Clawback Amount"), currently estimated to be approximately $1.875 million. The Sass Parties have informed the Rubin Parties that they do not expect the Cash Proceeds to be sufficient to satisfy the Fund III Clawback Amount. If, however, the Cash Proceeds exceed the Rubin Parties' Proportionate Share of the Fund III Clawback Amount, the Sass Parties will promptly pay any remaining Cash Proceeds to the Rubin Parties. In the

event that the Cash Proceeds do not satisfy Rubin's Proportionate Share of the Fund III Clawback Amount, the Rubin Parties will pay the outstanding balance on the date that such Clawback Amount is due pursuant to the relevant fund documents ("Clawback Due Date"). If any of the Assigned Assets are unliquidated as of the Clawback Due Date, the Rubin Parties will be obligated to pay the Sass Parties the unsatisfied amount of the Fund III Clawback Amount, if any, in cash, and the Sass Parties will transfer the unliquidated portion of the Assigned Assets back to Rubin. The Rubin Parties represent that they have not transferred, assigned, or encumbered the assets and/or rights being transferred pursuant to this Paragraph 4. The Sass Parties shall provide the Rubin Parties with all information regarding the Assigned Assets that the Sass Parties provide to the investors in the funds managed by the Resurgence Companies within 10 days of the date that the Sass Parties provide such information to the investors. In addition, at least 10 days before the Cash Proceeds are used, the Sass Parties shall provide the Rubin Parties with all material information regarding the remaining Assigned Assets (or cash proceeds thereof) not previously provided to the Rubin Parties, including but not limited to, the current amount of the Cash Proceeds and/or the unliquidated portion of the Assigned Assets. No further distributions will be made by the Resurgence Asset Management Companies or the Sass Parties to the Rubin Parties on account of the Assigned Assets unless the Cash Proceeds exceed the Rubin Parties' Proportionate Share of the Fund III Clawback Amount. Other than as set forth in paragraph 7 below, the Rubin Parties will have no further liability to pay any Clawback Amounts to the investors in the Resurgence Companies after the Rubin Parties have paid the Fund I Clawback Amount and the Fund III Clawback Amount in full.

5. Within 60 days hereof, except to the extent already provided, the M.D. Sass Parties will provide the Rubin Parties with M.D. Sass Corporate Resurgence Partners III, L.P.'s available audited yearly financial statements from inception to date, a statement setting forth all incentive fees paid from M.D. Sass Corporate Resurgence Partners III, L.P to the Rubin Parties, and the Sass Parties' estimate of the Fund III Clawback Amount due (the "Outstanding Clawback Information"). Thereafter, the Sass Parties will provide the Rubin Parties with unaudited quarterly and audited yearly financial statements regarding M.D. Sass Corporate Resurgence Partners III, L.P. within 10 days of the date that the Sass Parties provide such statements to the investors in that fund and will provide the Rubin Parties quarterly (to the extent there has been a change in the prior estimate provided) estimates of the Fund III Clawback Amount due within 10 days of the date that the Sass Parties provide quarterly reports to the investors in M.D. Sass Corporate Resurgence Partners III, L.P (the "Interim Clawback Information"). At least 60 days before the Clawback Due Date, the Sass Parties shall provide the Rubin Parties with the available information that the Sass Parties deem relevant to the calculation of the Fund III Clawback Amount (the "Sass Clawback Information"), including, but not limited to, the Sass Parties' calculation of the Fund III Clawback Amount due, (if available), and the most recent valuations of any remaining unliquidated assets used to calculate the Fund III Clawback Amount. No more than 10 days thereafter, the Rubin Parties shall have the right to request additional information reasonably necessary to assess the accuracy of the Fund III Clawback Amount (the "Rubin Clawback Information"), which the Sass Parties will provide if commercially reasonable within 15 days, unless such information is not available, in which case the Sass Parties will offer the Rubin Parties substitute

information in lieu of the additional information requested (the "Substitute Clawback Information," together with the Outstanding Clawback Information, Interim Clawback Information, the Sass Clawback Information, and the Rubin Clawback Information, the "Clawback Information"). Either Party shall have the right to request a status conference before Justice Gammerman at least 30 days before the Clawback Due Date (the "Status Conference"). The Sass Parties agree that they will not seek *ex parte* relief, including but not limited to invoking any of the provisions set forth in Article 52 of the CPLR, so long as present counsel of record for the Rubin Parties, based upon reasonable inquiry and document review, represents, or the Rubin Parties provide to the Sass Parties proof, that the Rubin Parties have sufficient liquid assets to satisfy their Proportionate Share of the Fund III Clawback Amount.

6. The parties agree to execute such ordinary and usual documentation (and cooperate with any third party, including without limitation, providing notice and other necessary documentation) as is necessary to effectuate the transfers and transactions set forth herein. With respect to the transfers set forth in Paragraph 4, the Rubin Parties will execute assignment agreements consistent with the assignment agreements previously used to assign the underlying rights, title and interest to the Rubin Parties.

7. Notwithstanding anything to the contrary contained herein, (i) if the Fund I Clawback Amount or the Fund III Clawback Amount is reduced for any reason, including but not limited to the Sass Parties agreeing to enter or having already entered into an agreement with a third party investor in Fund I or Fund III that calls for the reduction of the Clawback Amount for Fund I or Fund III paid or payable by the Sass Parties, but such reduction has not already been taken into account when calculating the overall clawback obligations from which the Proportionate Shares (including the Rubin Parties Proportionate Share of the Clawback Amount for Fund I or Fund III) are calculated, then the Rubin Parties shall be entitled to a fair pro rata reduction of their Fund I Clawback Amount or the Fund III Clawback Amount, and (ii) if any third party investor in Fund I or Fund III disputes the Clawback Amount for Fund I or Fund III the final resolution of which results in additional amounts being owed for the Clawback Amount for Fund I or Fund III, then the Rubin Parties remain subject to obligations to fund their Proportionate Share of any additional amounts paid or payable.

8. To the extent that the Rubin Parties have reasonable grounds to believe that the Sass Parties have not shared documentation as required under this term sheet, the Rubin Parties may give written notice to the Sass Parties of such deficiency. If the Sass Parties have not cured an actual deficiency within 30 days, in addition to any other rights the Rubin Parties may have to compel the production of such information, counsel for the Rubin Parties shall be entitled to an in-person, attorneys eyes' only inspection of pertinent books and records at a mutually convenient time and place.

9. The Rubin Parties and their affiliates agree not to use information that will be or has been provided by the Sass Parties in connection with rights and obligations set forth in this Term Sheet and/or the May Stipulation for any purpose whatsoever other than to assess or determine their financial rights and obligations under this Term Sheet and/or the May Stipulation, and the Rubin Parties further agree to hold such information in strict

confidence, unless and except to enforce this agreement or the May Stipulation, or to the extent that the Rubin Parties are legally required to make a disclosure, under which circumstances the Rubin Parties will provide the Sass Parties with prompt and, unless legally impossible, sufficient and no less than 10 days notice to seek a protective order.

10. The parties agree that these terms shall be submitted to the Court for approval and incorporated into existing final Orders of the Court, with the parties agreeing to bear their own attorneys' fees and costs to date in this matter. The parties also waive their respective rights, if any, to collect interest on account of late payment, if any, of the Fund I Clawback Amount and the outstanding distributions set forth in Exhibit A.

Exhibit A

RUBIN Distributions

(II) invested in Corp Res Int'l		
12/2009 Corp Res Int'l distribution		67,844.71
5/2010 Corp Res Int'l distribution		8,746.42
10/2010 Corp Res Int'l distribution		6,974.31
		83,565.44
(D) invested in ReEnt Int'l Side Pocket		
4/10 Side Pocket distribution		65,355.00
Invested in Sterling Healthcare (CR III)		
	10/4/2010	12,441.07
	12/7/2010	2,392.19
		14,833.26
Invested in Smart Talk (CR liquidating entity) (not yet distributed to investors)		323.15
Sub Total		**164,076.85**
Rubin Share of Clawback Amount from MDS (in escrow account)		10,488.39
Rubin Share of Calwback Amount from JBR (would reduce total amount)		10,488.39
Total	**$**	**185,053.63**

EXHIBIT B

- Schedule of all assets sold from Trust II, B, and D since December 31, 2009, and the December 31, 2010 value of (i) The Trust D Side Pocket, (ii) The Trust B Side Pocket, and (iii) the Rubin Parties Interest in M.D. Sass Corporate Resurgence International, LTD;
- Schedule of the distributions that have been made from the Trust D Side-Pocket; and,
- The 2009 Audited Financial Statement for M.D. Sass Re/Enterprise International, Ltd.